Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 180 East Broad Street Columbus, Ohio 43215 www.glimcher.com
Mark E. Yale Executive V.P., CFO 614.887.5610 myale@glimcher.com	Lisa A. Indest Senior V.P., Finance and Accounting 614.887.5844 lindest@glimcher.com

Glimcher Completes Purchase of Partner's Interest in Pearlridge Center in Honolulu, Hawaii

Columbus, OH—May 9, 2012 —Glimcher Realty Trust, (NYSE:GRT), one of the country’s premier retail REITs, announced that the purchase of the 80% indirect ownership interest in Pearlridge Center in Honolulu, Hawaii from affiliates of Blackstone Real Estate Partners VI (“Blackstone”) was completed on May 9, 2012. The purchase price for this ownership interest was approximately $289.4 million including Blackstone’s pro-rata share of the $175 million mortgage debt currently encumbering the property, resulting in a cash purchase price for Blackstone’s interest of approximately $149.4 million. The company funded the purchase using the net proceeds from a public offering of common stock completed in March of 2012.

Pearlridge Center was acquired in 2010 by a joint venture that, prior to the transaction discussed above, was owned 80% by an affiliate of Blackstone and 20% by an affiliate of Glimcher. Pearlridge Center is the second largest mall in Hawaii with a total leasable area of over 1.0 million square feet. The Property has in-line tenant sales of nearly $500 per square foot and an occupancy rate of more than 99%.

“We are excited to have full ownership and control of Pearlridge,” said Marshall Loeb, President and Chief Operating Officer, Glimcher Realty Trust. “We will have a seamless transition and continue overseeing all aspects of mall management and leasing. We remain excited to continue implementing our plans for this property.”

About Glimcher
Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of malls, which includes enclosed and open-air regional malls, as well as community centers.
Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.” Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT-F” and “GRT-G,” respectively. Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market. Glimcher® is a registered trademark of Glimcher Realty Trust.

Forward Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture (JV) partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of Glimcher to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for CAM, taxes and other property expenses, failure to comply or remain in compliance with covenants in the company’s debt instruments, failure or inability to exercise available extension options on debt instruments, failure of Glimcher to qualify as a real estate investment trust, termination of existing JV arrangements, conflicts of interest with the company’s existing JV partners, failure to achieve projected returns on development properties, the failure to sell mall and community centers and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls, increases in impairment charges, additional impairment charges, as well as other risks listed in this news release and from time to time in Glimcher’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by Glimcher.